Exhibit 99.2
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors of Williams Partners GP LLC
     We have audited the accompanying consolidated balance sheet of Williams Partners GP LLC as of December 31, 2008. This balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.
     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Williams Partners GP LLC at December 31, 2008, in conformity with U.S. generally accepted accounting principles.
     As discussed in Note 3 to the consolidated balance sheet, the balance sheet has been retrospectively revised for the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
February 23, 2009,
except as it pertains to the matter discussed
in the second paragraph of Basis of
Presentation set forth in Note 3, as to which
the date is October 28, 2009

WILLIAMS PARTNERS GP LLC
CONSOLIDATED BALANCE SHEET
December 31, 2008

(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$116,165
Accounts receivable:
Trade	16,279
Affiliate	11,652
Other	2,919
Product imbalance	6,344
Prepaid expenses	4,102
Other current assets	3,642

Total current assets	161,103
Investment in Wamsutter	277,707
Investment in Discovery Producer Services	184,466
Gross property, plant and equipment	1,265,153
Less accumulated depreciation	(624,633)

Property, plant and equipment, net	640,520
Other noncurrent assets	28,023

Total assets	$1,291,819

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable:
Trade	$22,348
Affiliate	7,875
Product imbalance	8,926
Deferred revenue	4,916
Accrued interest	18,705
Other accrued liabilities	6,172

Total current liabilities	68,942
Long-term debt	1,000,000
Environmental remediation liabilities	2,321
Other noncurrent liabilities	13,699
Commitments and contingent liabilities (Note 12)
Equity:
Parent’s equity:
Parent’s equity	1,058,983
Notes receivable — affiliate	(1,006,597)

Total parent’s equity	52,386
Noncontrolling interests in consolidated subsidiaries	154,471

Total equity	206,857

Total liabilities and equity	$1,291,819

See accompanying notes to consolidated balance sheet.

WILLIAMS PARTNERS GP LLC
NOTES TO CONSOLIDATED BALANCE SHEET
Note 1. Organization
     Unless the context clearly indicates otherwise, references to “we,” “our,” “us” or like terms refer to Williams Partners GP LLC and include the operations of Williams Partners L.P. (the Partnership). We are a Delaware limited liability corporation and serve as the general partner of the Partnership. We currently own a 2% general partner interest, a 6% limited partner interest and incentive distribution rights in the Partnership. However, due to the substantive control granted to us by the partnership agreement we consolidate the Partnership. We are a wholly owned subsidiary of The Williams Companies, Inc. (Williams). Other subsidiaries of Williams own an additional 15% limited partner interest in the Partnership.
     The Partnership is a Delaware limited partnership. All of the Partnership’s activities are conducted through Williams Partners Operating LLC, an operating limited liability company (wholly owned by the Partnership).
Note 2. Description of Business
     We are principally engaged in the business of gathering, transporting, processing and treating natural gas and fractionating and storing natural gas liquids (NGL). Operations of our businesses are located in the United States and are organized into three reporting segments: (1) Gathering and Processing-West, (2) Gathering and Processing-Gulf and (3) NGL Services. Our Gathering and Processing-West segment includes the Four Corners gathering and processing operations and our equity investment in Wamsutter LLC (Wamsutter). Our Gathering and Processing-Gulf segment includes the Carbonate Trend gathering pipeline and our equity investment in Discovery Producer Services LLC (Discovery). Our NGL Services segment includes the Conway fractionation and storage operations.
     Gathering and Processing-West. Our Four Corners natural gas gathering, processing and treating assets consist of, among other things, (1) an approximately 3,800-mile natural gas gathering system in the San Juan Basin in New Mexico and Colorado with a capacity of two billion cubic feet per day, (2) the Ignacio natural gas processing plant in Colorado and the Kutz and Lybrook natural gas processing plants in New Mexico, which have a combined processing capacity of 765 million cubic feet per day (MMcf/d) and (3) the Milagro and Esperanza natural gas treating plants in New Mexico, which have a combined carbon dioxide removal capacity of 67 MMcf/d.
     Wamsutter owns (1) an approximate 1,800-mile natural gas gathering system in the Washakie Basin in south-central Wyoming that currently connects approximately 2,000 wells, with a typical operating capacity of approximately 500 MMcf/d at current operating pressures, and (2) the Echo Springs cryogenic processing plant near Wamsutter, Wyoming which has 390 MMcf/d of inlet cryogenic processing capacity and NGL production capacity of 30,000 bpd.
     Gathering and Processing-Gulf. We own a 60% interest in Discovery, which includes a wholly-owned subsidiary, Discovery Gas Transmission LLC. Discovery owns (1) an approximate 300-mile natural gas gathering and transportation pipeline system, located primarily off the coast of Louisiana in the Gulf of Mexico, (2) a 600 MMcf/d cryogenic natural gas processing plant in Larose, Louisiana, (3) a 32,000 barrels per day (bpd) natural gas liquids fractionator in Paradis, Louisiana and (4) a 22-mile mixed NGL pipeline connecting the gas processing plant to the fractionator. Although Discovery includes fractionation operations, which would normally fall within the NGL Services segment, it is primarily engaged in gathering and processing and is managed as such. Hence, this equity investment is considered part of the Gathering and Processing-Gulf segment.
     Our Carbonate Trend gathering pipeline is an unregulated sour gas gathering pipeline consisting of approximately 34 miles of pipeline off the coast of Alabama.
     NGL Services. Our Conway storage facilities include three underground NGL storage facilities in the Conway, Kansas area with a storage capacity of approximately 20 million barrels. The facilities are connected via a series of pipelines. The storage facilities receive daily shipments of a variety of products, including mixed NGLs and fractionated products. In addition to pipeline connections, one facility offers truck and rail service.
     Our Conway fractionation facility is located near Conway, Kansas and has a capacity of approximately 107,000 bpd. We own a 50% undivided interest in these facilities representing capacity of approximately 53,500 bpd. ConocoPhillips and ONEOK Partners, L.P. are the other owners. We operate the facility pursuant to an operating agreement that extends until May 2011. The fractionator separates mixed NGLs into five products: ethane/propane mix, propane, normal butane, isobutane and natural gasoline. Portions of these products are then transported and stored at our Conway storage facilities.

Note 3. Summary of Significant Accounting Policies
     Basis of Presentation. The consolidated balance sheet has been prepared based upon accounting principles generally accepted in the United States and includes the accounts of the parent and our controlled subsidiaries. We eliminated all intercompany accounts and transactions. Ownership interests in the Partnership held by other Williams’ subsidiaries are included in Parent’s Equity.
     The consolidated balance sheet and notes have been retrospectively adjusted for the presentation and disclosure requirements of Statement of Financial Accounting Standards (SFAS) No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51.” Noncontrolling ownership interests in consolidated subsidiaries are now presented in the consolidated balance sheet within equity as a component separate from parent’s equity.
     Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated balance sheet and accompanying notes. Actual results could differ from those estimates.
     Estimates and assumptions which, in the opinion of management, are significant to the underlying amounts included in the balance sheet and for which it would be reasonably possible that future events or information could change those estimates include:
•	loss contingencies;

•	impairment assessments of long-lived assets;

•	environmental remediation obligations; and

•	asset retirement obligations.
     These estimates are discussed further throughout the accompanying notes.
     Proportional Accounting for the Conway Fractionator. No separate legal entity exists for the fractionator. We hold a 50% undivided interest in the fractionator property, plant and equipment, and we are responsible for our proportional share of the costs and expenses of the fractionator. As operator of the facility, we incur the liabilities of the fractionator (except for certain fuel costs purchased directly by one of the co-owners) and are reimbursed by the co-owners for their proportional share of the total costs and expenses. Each co-owner is responsible for the marketing of their proportional share of the fractionator’s capacity. Accordingly, we reflect our proportionate share of the fractionator property, plant and equipment in the Consolidated Balance Sheet. Liabilities in the Consolidated Balance Sheet include those incurred on behalf of the co-owners with corresponding receivables from the co-owners. Accounts receivable also includes receivables from our customers for fractionation services.
     Cash and Cash Equivalents. Cash and cash equivalents include amounts primarily invested in funds with high-quality, short-term securities and instruments that are issued or guaranteed by the U.S. government. These have maturities of three months or less when acquired.
     Accounts Receivable. Accounts receivable are carried on a gross basis, with no discounting, less an allowance for doubtful accounts. We do not recognize an allowance for doubtful accounts at the time the revenue which generates the accounts receivable is recognized. We estimate the allowance for doubtful accounts based on existing economic conditions, the financial condition of our customers, and the amount and age of past due accounts. We consider receivables past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been unsuccessful.
     Product Imbalances. In the course of providing gathering, processing and treating services to our customers, we realize over and under deliveries of our customers’ products and over and under purchases of shrink replacement gas when our purchases vary from operational requirements. In addition, in the course of providing gathering, processing, treating, fractionation and storage services to our customers, we realize gains and losses due to (1) the product blending process at the Conway fractionator, (2) the periodic emptying of storage caverns at Conway and (3) inaccuracies inherent in the gas measurement process. These imbalance positions are reflected as product imbalance receivables and payables on the Consolidated Balance Sheet. We value product imbalance receivables based on the lower of current market prices or current cost of natural gas in the system or, in the case of our Conway facilities, lower of the current market prices or weighted average value of NGLs. We value product imbalance payables at current market prices. The majority of Four Corners’ settlements are through in-kind arrangements whereby incremental volumes are delivered to a customer (in the case of an imbalance payable) or received from a customer (in the case of an imbalance receivable). Such in-kind deliveries are on-going and take place over several periods. In some cases, settlements of imbalances build up over a period of time and are ultimately settled in cash and are generally negotiated at values which approximate average market prices over a period of time.
     Prepaid Expenses and Leasing Activities. Prepaid expenses include the unamortized balance of minimum lease payments made to date under a right-of-way renewal agreement. We capitalize land and right-of-way lease payments made at the time of initial construction or placement of plant and equipment on leased land as part of the cost of the assets. Lease payments made in connection with subsequent renewals or amendments of these leases are classified as prepaid expenses. The minimum lease payments for the lease term, including any renewal are expensed on a straight-line basis over the lease term.
     Investments. At December 31, 2008, our ownership interests in Wamsutter consist of 100% of the Class A limited liability company interests and 20 Class C units representing 50% of the initial Class C ownership interests (collectively the Wamsutter Ownership Interests). We account for our Wamsutter Ownership Interests and our 60% investment in Discovery under the equity method due to the voting provisions of their limited liability company agreements which provide the other members of these entities significant participatory rights such that we do not control these investments. Discovery’s underlying equity exceeds the carrying value of our investment at December 31, 2008 due to an other-than-temporary impairment of that investment that we recognized in 2004.
     Property, Plant and Equipment. Property, plant and equipment is recorded at cost. We base the carrying value of these assets on estimates, assumptions and judgments relative to capitalized costs, useful lives and salvage values. Depreciation of property, plant and equipment is provided on the straight-line basis over estimated useful lives. Expenditures for maintenance and repairs are expensed as incurred. Expenditures that enhance the functionality or extend the useful lives of the assets are capitalized. We remove the cost of property, plant and equipment sold or retired and the related accumulated depreciation from the accounts in the period of sale or disposition.
     We record an asset and a liability equal to the present value of each expected future asset retirement obligation (ARO). The ARO asset is depreciated in a manner consistent with the depreciation of the underlying physical asset. We measure changes in the liability due to passage of time by applying an interest method of allocation. This amount is recognized in the carrying amount of the liability and as corresponding accretion expense.
     Revenue Recognition. The nature of our businesses results in various forms of revenue recognition. Our Gathering and Processing segments recognize (1) revenue from fee-based gathering and processing of gas in the period the service is provided based on contractual terms and the related natural gas and liquid volumes and (2) product sales revenue when the product has been delivered. Our NGL Services segment recognizes (1) fractionation revenues when services have been performed and product has been delivered, (2) storage revenues under prepaid contracted storage capacity evenly over the life of the contract as services are provided and (3) product sales revenue when the product has been delivered.
     Impairment of Long-Lived Assets and Investments. We evaluate our long-lived assets of identifiable business activities for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. The impairment evaluation of tangible long-lived assets is measured pursuant to the guidelines of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” When an indicator of impairment has occurred, we compare our management’s estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether the carrying value of the assets is recoverable. We apply a probability-weighted approach to consider the likelihood of different cash flow assumptions and possible outcomes. If the carrying value is not recoverable, we determine the amount of the impairment recognized by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.
     We evaluate our investments for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such investments may have experienced an other-than-temporary decline in value. When evidence of loss in value has occurred, we compare our estimate of fair value of the investment to the carrying value of the investment to determine whether an impairment has occurred. If the estimated fair value is less than the carrying value and we consider the decline in value to be other than temporary, the excess of the carrying value over the estimated fair value is recognized as an impairment.
     Judgments and assumptions are inherent in our management’s estimate of undiscounted future cash flows used to determine recoverability of an asset and the estimate of an asset’s or investment’s fair value used to calculate the amount of impairment to recognize. The use of alternate judgments and/or assumptions could result in the recognition of different levels of impairment charges.
     Environmental. Environmental expenditures that relate to current or future revenues are expensed or capitalized based upon the nature of the expenditures. Expenditures that relate to an existing contamination caused by past operations that do not contribute to current or future revenue generation are expensed. Accruals related to environmental matters are generally determined based on site-specific plans for remediation, taking into account our prior remediation experience, and are not discounted. Environmental contingencies are recorded independently of any potential claim for recovery.
     Capitalized Interest. We capitalize interest during construction on major projects with construction periods of at least three months and a total project cost in excess of $1.0 million. Interest is capitalized based on our average interest rate on debt to the extent we incur interest expense.
     Income Taxes. We are not a taxable entity for federal and state income tax purposes. The tax on our net income is borne by our owner, Williams.
     Recent Accounting Standards. In March 2008, the Financial Accounting Standards Board (FASB) issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133.” SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” currently establishes the disclosure requirements for derivative instruments and hedging activities. SFAS 161 amends and expands the disclosure requirements of Statement 133 with enhanced quantitative, qualitative and credit risk disclosures. The Statement requires quantitative disclosure in a tabular format about the fair values of derivative instruments, gains and losses on derivative instruments and information about where these items are reported in the financial statements. Also required in the tabular presentation is a separation of hedging and nonhedging activities. Qualitative disclosures include outlining objectives and strategies for using derivative instruments in terms of underlying risk exposures, use of derivatives for risk management and other purposes and accounting designation, and an understanding of the volume and purpose of derivative activity. Credit risk disclosures provide information about credit risk related contingent features included in derivative agreements. SFAS 161 also amends SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to clarify that disclosures about concentrations of credit risk should include derivative instruments. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. We plan to apply this Statement beginning in 2009. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The application of this Statement will increase the disclosures in the Notes to our Consolidated Balance Sheet.
     In November 2008, the FASB ratified EITF Issue No. 08-6, “Accounting for Equity Method Investments Considerations.” This Issue clarifies that an equity method investor is required to continue to recognize an other-than-temporary impairment of their investment in accordance with APB Opinion No. 18. Also, an equity method investor should not separately test an investee’s underlying assets for impairment. However, an equity method investor should recognize their share of an impairment charge recorded by an investee. This Issue will be effective on a prospective basis in fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. Earlier application by an entity that has previously adopted an alternative accounting policy would not be permitted. Our current accounting policies are consistent with this clarifying guidance.
Note 4. Related Party Transactions
     The employees of our operated assets and all of our general and administrative employees are employees of Williams. Williams directly charges us for the payroll costs associated with the operations employees. Williams carries the obligations for most employee-related benefits in its financial statements, including the liabilities related to the employee retirement and medical plans and paid time off. We charge back certain of the payroll costs associated with the operations employees to the other Conway fractionator co-owners.
     We are charged for certain administrative expenses by Williams and its Midstream segment of which we are a part. These charges are either directly identifiable or allocated to our assets. Direct charges are for goods and services provided by Williams and Midstream at our request. Allocated charges are either (1) charges allocated to the Midstream segment by Williams and then reallocated from the Midstream segment to us or (2) Midstream-level administrative costs that are allocated to us. These allocated corporate administrative expenses are based on a three-factor formula, which considers revenues; property, plant and equipment; and payroll. We charge certain of these costs back to the other Conway fractionator co-owners. In management’s estimation, the allocation methodologies used are reasonable and result in a reasonable allocation to us of our costs of doing business incurred by Williams.
     We purchase natural gas for shrink replacement and fuel for Four Corners and the Conway fractionator, including fuel on behalf of the Conway co-owners, from Williams Gas Marketing, Inc. (WGM), a wholly owned subsidiary of Williams. These purchases are generally made at market rates at the time of purchase.

     Four Corners uses waste heat from a co-generation plant located adjacent to the Milagro treating plant. Williams Flexible Generation, LLC, an affiliate of Williams, owns the co-generation plant. Waste heat is required for the natural gas treating process, which occurs at Milagro. The charge to us for the waste heat is based on the natural gas needed to generate the waste heat. We purchase this natural gas from WGM.
     The operation of the Four Corners gathering system includes the routine movement of gas across gathering systems. We refer to this activity as “crosshauling.” Crosshauling typically involves the movement of some natural gas between gathering systems at established interconnect points to optimize flow, reduce expenses or increase profitability. As a result, we must purchase gas for delivery to customers at certain plant outlets and we have excess volumes to sell at other plant outlets. These purchase and sales transactions are conducted for us by WGM at current market prices at each location. Historically, WGM has not charged us a fee for providing this service, but has occasionally benefited from price differentials that historically existed from time to time between the plant outlets.
     We sell the NGLs to which we take title on the Four Corners system to Williams NGL Marketing LLC (WNGLM), a wholly owned subsidiary of Williams.
     We periodically enter into financial swap contracts with WGM and WNGLM to hedge forecasted NGL sales. These contracts are priced based on market rates at the time of execution. We had no outstanding hedge contracts at December 31, 2008.
     One of our major customers is Williams Production Company (WPC), a wholly owned subsidiary of Williams. WPC is one of the largest natural gas producers in the San Juan Basin and we provide natural gas gathering, treating and processing services to WPC under several contracts. One of the contracts with WPC is adjusted annually based on changes in the average price of natural gas.
     We sell Conway’s surplus propane and other NGLs to WNGLM, which takes title to the product and resells it, for its own account, to end users. Correspondingly, we purchase ethane and other NGLs for Conway from WNGLM to replenish deficit product inventory positions. We conduct these transactions at current market prices for the products.
     Williams Partners GP LLC participates in Williams’ cash management program. As of December 31, 2008, our net advances to affiliate consisted of unsecured promissory note agreements with Williams for both advances to and from Williams and its subsidiaries. We also have notes receivable from Williams Energy Services, LLC (WES) totaling $986.1 million related to the acquisitions of Four Corners and Wamsutter. The advances and notes are due on demand. However, due to the characteristics of these advances and notes, the amounts are shown as Notes receivable — affiliate in the parent’s equity section of the accompanying Consolidated Balance Sheet. Interest on these advances and notes is calculated using Williams’ weighted average cost of debt applied to the outstanding balance. The interest rate was 7.87% at December 31, 2008.
     The Partnership maintains its own bank accounts and no longer participates in Williams’ cash management program. Amounts owed by the Partnership or to the Partnership by Williams or its subsidiaries are shown as Accounts receivable — Affiliate or Accounts payable — Affiliate in the accompanying Consolidated Balance Sheet.
Note 5. Equity Investments
     Wamsutter
     We account for our Wamsutter Ownership Interests using the equity method of accounting due to the voting provisions of Wamsutter’s limited liability company agreement (LLC agreement) which provide the other member, owned by a Williams affiliate, significant participatory rights such that we do not control the investment.
     Williams is the operator of Wamsutter. As such, effective December 1, 2007, Williams is reimbursed on a monthly basis for all direct and indirect expenses it incurs on behalf of Wamsutter including Wamsutter’s allocable share of general and administrative costs.
     Wamsutter purchases natural gas for fuel and shrink replacement from WGM and sells NGLs to WNGLM. We conduct these transactions at current market prices for the products.
     Wamsutter participates in Williams’ cash management program and, therefore, carries no cash balances.

     The Wamsutter LLC Agreement provides for quarterly distributions of available cash. Available cash is defined as cash generated from Wamsutter’s business less reserves that are necessary or appropriate to provide for the conduct of its business and to comply with applicable law and or debt instrument or other agreement to which it is a party.
     Wamsutter distributes its available cash as follows:
•	First, an amount equal to $17.5 million per quarter to the holder of the Class A membership interests. We currently own 100% of the Class A interests;

•	Second, an amount equal to the amount the distribution on the Class A membership interests in prior quarters of the current distribution year was less than $17.5 million per quarter to the holder of the Class A membership interests; and

•	Third, 5% of remaining available cash shall be distributed to the holder of the Class A membership interests and 95% shall be distributed to the holders of the Class C units, on a pro rata basis. At December 31, 2008, we owned 50% of the Class C units.
     In addition, to the extent that at the end of the fourth quarter of a distribution year, the Class A member has received less than $70.0 million under the first and second bullets above, the Class C members will be required to repay any distributions they received in that distribution year such that the Class A member receives $70.0 million for that distribution year. If this repayment is insufficient to result in the Class A member receiving $70.0 million, the shortfall will not carry forward to the next distribution year. The distribution year for Wamsutter commences on December 1 and ends on November 30.
     During 2008, we made $3.7 million in capital contributions to Wamsutter for capital projects and received total cash distributions of $91.5 million from Wamsutter, as well as transition support payments of $7.6 million.
     In January 2009, Wamsutter issued an additional 70.8 and 28.8 Class C units to us and Williams, respectively, related to the funding of expansion capital expenditures placed in service during 2008. As a result, we currently own 65% and Williams owns 35% of Wamsutter’s outstanding Class C units. As of December 31, 2008 Williams contributed an additional $28.8 million for an expansion capital project that is expected to be placed in service during 2010. Williams will receive Class C units related to these expenditures after the assets are placed in service.
     The summarized balance sheet for 100% of Wamsutter at December 31, 2008 is presented below (in thousands):

Current assets	$17,147
Property, plant and equipment, net	318,072
Non-current assets	468
Current liabilities	(16,960)
Non-current liabilities	(4,353)

Members’ capital	$314,374

     Discovery Producer Services
     We account for our 60% investment in Discovery using the equity method of accounting due to the voting provisions of Discovery’s limited liability company agreement which provide the other member of Discovery significant participatory rights such that we do not control the investment.
     Williams is the operator of Discovery. Discovery reimburses Williams for actual operations related payroll and employee benefit costs incurred on its behalf. In addition, Discovery pays Williams a monthly operations and management fee to cover the cost of accounting services, computer systems and management services provided to it. Discovery also has an agreement with Williams pursuant to which (1) Discovery purchases a portion of the natural gas from Williams to meet its fuel and shrink replacement needs at its processing plant and (2) Williams markets the NGLs and excess natural gas to which Discovery takes title.
     During 2008, we made $5.7 million in capital contributions to Discovery for capital projects and we received total cash distributions of $56.4 million from Discovery.

     The summarized balance sheet for 100% of Discovery at December 31, 2008 is presented below (in thousands):

Current assets	$50,978
Non-current restricted cash	3,470
Property, plant and equipment, net	370,482
Current liabilities	(45,234)
Non-current liabilities	(19,771)

Members’ capital	$359,925

Note 6. Property, Plant and Equipment
     Property, plant and equipment, at cost, as of December 31, 2008 is as follows (in thousands):

		Estimated
		Depreciable
		Lives
Land and right of way	$43,246	0-30 years
Gathering pipelines and related equipment	838,214	20-30 years
Processing plants and related equipment	183,222	30 years
Fractionation plant and related equipment	16,540	30 years
Storage plant and related equipment	87,803	30 years
Buildings and other equipment	77,287	3-45 years
Construction work in progress	18,841

Total property, plant and equipment	1,265,153
Accumulated depreciation	624,633

Net property, plant and equipment	$640,520

     During December 2008, we recognized an impairment charge of $6.2 million to reduce the carrying value of the Carbonate Trend Pipeline, included in our Gathering and Processing — Gulf segment, to management’s fair value of zero. We estimated fair value using discounted cash flow projections.
     Our asset retirement obligations relate to gas processing and compression facilities located on leased land, wellhead connections on federal land, underground storage caverns and the associated brine ponds and offshore pipelines. At the end of the useful life of each respective asset, we are legally or contractually obligated to remove certain surface equipment and cap certain gathering pipelines at the wellhead connections, properly abandon the storage caverns and offshore pipelines, empty the brine ponds and restore the surface, and remove any related surface equipment.
     A rollforward of our asset retirement obligation for 2008 is presented below (in thousands).

Balance, January 1	$8,743
Liabilities incurred during the period	355
Accretion expense	752
Estimate revisions	3,615

Balance, December 31	$13,465

Note 7. Major Customers and Concentrations of Credit Risk
     Major Customers
     Our largest customer, on a percentage of revenues basis, is WNGLM, which purchases and resells substantially all of the NGLs to which we take title. WNGLM accounted for 49% of revenues in 2008. The remaining largest customer, ConocoPhillips, from our Gathering and Processing-West segment, accounted for 17% of revenues in 2008.

     Concentrations of Credit Risk
          Our cash equivalent balance is primarily invested in funds with high-quality, short-term securities and instruments that are issued or guaranteed by the U.S. government. The following table summarizes the concentration of accounts receivable by service and segment as of December 31, 2008 (in thousands).

Gathering and Processing-West:
Natural gas gathering and processing	$14,516
Other	801
Gathering and Processing-Gulf:
Natural gas gathering	203
NGL Services:
Fractionation services	1,025
Amounts due from fractionator partners	1,439
Storage	681
Other	34
Accrued interest and other	499
Affiliate	11,652

$30,850

     At December 31, 2008, a substantial portion of our trade accounts receivable result from product sales and gathering and processing services provided to two of our customers. One customer is an affiliate of Williams which minimizes our credit risk exposure. The remaining customer may impact our overall credit risk either positively or negatively, in that this entity may be similarly affected by industry-wide changes in economic or other conditions. As a general policy, collateral is not required for receivables, but customers’ financial conditions and credit worthiness are evaluated regularly. Our credit policy and the relatively short duration of receivables mitigate the risk of uncollectible receivables.
Note 8. Long-Term Debt, Credit Facilities and Leasing Activities
     Long-Term Debt
     Long-Term Debt at December 31, 2008 includes the following (in millions):

	Interest
	Rate
Credit agreement term loan, adjustable rate, due 2012	(a)	$250.0
Senior unsecured notes, fixed rate, due 2017	7.25%	600.0
Senior unsecured notes, fixed rate, due 2011	7.50%	150.0

Total Long-term debt		$1,000.0

(a)	1.2213% at December 31, 2008
     The terms of the senior unsecured notes are governed by indentures that contain covenants that, among other things, limit (1) the Partnership’s ability and the ability of its subsidiaries to incur indebtedness or liens securing indebtedness and (2) mergers, consolidations and transfers of all or substantially all of its properties or assets. The indentures also contain customary events of default, upon which the trustee or the holders of the senior notes may declare all outstanding senior unsecured notes to be due and payable immediately.
     The Partnership may redeem the senior unsecured notes at their option in whole or in part at any time or from time to time prior to the respective maturity dates at a redemption price per note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus (3) a specified “make-whole” premium (as defined in the indenture). Additionally, upon a change of control of the Partnership (as defined in the indenture), each holder of the senior unsecured notes will have the right to require them to repurchase all or any part of such holder’s senior unsecured notes at a price equal to 101% of the principal amount of the senior unsecured notes plus accrued and unpaid interest, if any, to the date of settlement. Except upon a change of control as described in the prior sentence, the Partnership is not required to make mandatory redemption or sinking fund payments with respect to the senior unsecured notes or to repurchase the senior unsecured notes at the option of the holders.

     Credit Facilities
     The Partnership has a $450.0 million senior unsecured credit agreement with Citibank, N.A. as administrative agent, comprised initially of a $200.0 million revolving credit facility available for borrowings and letters of credit and a $250.0 million term loan. The parent company and certain affiliates of Lehman Brothers Commercial Bank, who is committed to fund up to $12 million of this credit facility, have filed for bankruptcy. The Partnership expects that their ability to borrow under this facility is reduced by this committed amount. The committed amounts of the other participating banks under this agreement remain in effect and are not impacted by this reduction. However, debt covenants may restrict the full use of the credit facility. Borrowings under this agreement must be repaid by December 11, 2012. At December 31, 2008, the Partnership had a $250.0 million term loan outstanding under the term loan provisions and no amounts outstanding under the revolving credit facility.
     Interest on borrowings under this agreement are payable at rates per annum equal to, at the Partnership’s option: (1) a fluctuating base rate equal to Citibank, N.A.’s prime rate plus the applicable margin, or (2) a periodic fixed rate equal to LIBOR plus the applicable margin.
     The credit agreement contains various covenants that limit, among other things, the Partnership’s, and certain of its subsidiaries’, ability to incur indebtedness, grant certain liens supporting indebtedness, merge, consolidate or allow any material change in the character of its business, sell all or substantially all of its assets, or make distributions or other payments other than distributions of available cash under certain conditions. Significant financial covenants under the credit agreement include the following:
•	The Partnership together with its consolidated subsidiaries and Wamsutter are required to maintain a ratio of consolidated indebtedness to consolidated EBITDA (each as defined in the credit agreement) of no greater than 5.00 to 1.00. This ratio may be increased in the case of an acquisition of $50.0 million or more, in which case the ratio will be 5.50 to 1.00 for the fiscal quarter in which the acquisition occurs and three fiscal quarter-periods following such acquisition. At December 31, 2008, the Partnership’s ratio of consolidated indebtedness to consolidated EBITDA, as calculated under this covenant, of approximately 2.98 is in compliance with this covenant.

•	The Partnership’s ratio of consolidated EBITDA to consolidated interest expense, as defined in the credit agreement, must be not less than 2.75 to 1.00 as of the last day of any fiscal quarter commencing March 31, 2008 unless they obtain an investment grade rating from Standard and Poor’s Ratings Services or Moody’s Investors Service and the rating from the other agencies is not less than Ba1 or BB+, as applicable. At December 31, 2008, the Partnership’s ratio of consolidated EBITDA to consolidated interest expense, as calculated under this covenant, of approximately 5.13 is in compliance with this covenant.
     Inasmuch as the ratios are calculated on a rolling four-quarter basis, the ratios at December 31, 2008 do not reflect a full-year impact of the lower earnings experienced in the fourth quarter of 2008. In the event that despite the Partnership’s efforts it breaches its financial covenants causing an event of default, the lenders could, among other things, accelerate the maturity of any borrowings under the facility (including the $250.0 million term loan) and terminate their commitments to lend. There are no cross-default provisions in the indentures governing the Partnership’s senior unsecured notes; therefore, a default under the Credit Agreement would not cause a cross default under the indentures governing the senior unsecured notes.
     The Partnership also has a $20 million revolving credit facility with Williams as the lender. The credit facility is available exclusively to fund working capital requirements. Borrowings under the credit facility mature on June 20, 2009 and bear interest at the one-month LIBOR. They pay a commitment fee to Williams on the unused portion of the credit facility of 0.30% annually. The Partnership is required to reduce all borrowings under the credit facility to zero for a period of at least 15 consecutive days once each 12-month period prior to the maturity date of the credit facility. As of December 31, 2008, they had no outstanding borrowings under the working capital credit facility.
     Leasing Activities
     We lease the land on which a significant portion of Four Corners’ pipeline assets are located. The primary landowners are the Bureau of Land Management (BLM) and several Indian tribes. The BLM leases are for thirty years with renewal options. A significant Indian tribal lease will expire at the end of 2022.
     We concluded our negotiations with the Jicarilla Apache Nation (JAN) during February 2009 with the execution of a 20-year right-of-way agreement. Under the new agreement, the JAN granted rights-of-way for Four Corners’ existing natural gas gathering system on JAN land as well as a significant geographical area for additional growth of the system. We paid an initial payment of $7.3 million upon execution of the agreement. Beginning in 2010, we will make annual payments of approximately $7.5 million and an additional annual payment which varies depending on the prior year’s per-unit NGL margins and the volume of gas gathered by our gathering facilities subject to the agreement. Depending primarily on the per-unit NGL margins for any given year, the additional annual payments could approximate the fixed amount. Additionally, five years from the effective date of the agreement, the JAN will have the option to acquire up to a 50% joint venture interest for 20 years in certain of Four Corners’ assets existing at the time the option is exercised. The joint venture option includes Four Corners’ gathering assets subject to the agreement and portions of Four Corners’ gathering and processing assets located in an area adjacent to the JAN lands. If the JAN selects the joint venture option, the value of the assets contributed by each party to the joint venture will be based upon a market value determined by a neutral third party at the time the joint venture is formed. This right-of-way agreement is subject to the consent of the United States Secretary of the Interior before it may become effective.
     We also lease other minor office, warehouse equipment and automobiles under non-cancelable leases. The future minimum annual rentals under these non-cancelable leases as of December 31, 2008 are payable as follows (in thousands):

2009	$1,357
2010	880
2011	396
2012	90

2013 and thereafter	$2,723

Note 9. Parent’s Equity
     We are entitled to incentive distributions from the Partnership if the amount distributed to the Partnership’s unitholders with respect to any quarter exceeds specified target levels shown below:

		General
Quarterly Distribution Target Amount (per unit)	Unitholders	Partner
Minimum quarterly distribution of $0.35	98%	2%
Up to $0.4025	98	2
Above $0.4025 up to $0.4375	85	15
Above $0.4375 up to $0.5250	75	25
Above $0.5250	50	50
     In the event of liquidation, all property and cash in excess of that required to discharge all liabilities will be distributed to the Partnership’s unitholders and us in proportion to the capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.
     The Partnership’s subordination period ended on February 19, 2008, when the Partnership met the requirements for early termination pursuant to the partnership agreement. As a result of termination, the 7,000,000 outstanding subordinated units owned by four subsidiaries of Williams converted one-for-one to common units and now participate pro rata with the other common units in distributions of available cash. As a result, we reclassified approximately $1.2 billion from noncontrolling interests in consolidated subsidiaries to parent’s equity in the first quarter of 2008. This reclassification recognized the gain on sale of the limited partner units in 2005, 2006 and 2007.
Note 10. Financial Instruments and Fair Value Measurements
     Financial Instruments
     We used the following methods and assumptions to estimate the fair value of financial instruments.
     Cash and cash equivalents. The carrying amounts reported in the balance sheet approximate fair value due to the short-term maturity of these instruments.
     Long-term debt. The fair value of our publicly traded long-term debt is valued using indicative year-end traded bond market prices. We base the fair value of our private long-term debt on market rates and the prices of similar securities with similar terms and credit ratings. We consider our nonperformance risk in estimating fair value.

     Advances to affiliate. Our net Advances to affiliate consist of an unsecured promissory note agreement with Williams for both advances to and from Williams. The carrying amount reported in the balance sheet approximates fair value as this instrument has an interest rate approximating market.
     Notes receivable from parent. The carrying amount of the notes receivable from WES reported in the balance sheet approximate fair value as these instruments have an interest rate approximating market.
     The following table summarizes our financial instruments as of December 31, 2008 (in thousands):

	Carrying	Fair
	Amount	Value
Cash and cash equivalents	$116,165	$116,165
Long-term debt (see Note 8)	$(1,000,000)	$(825,289)
Advances to affiliate	$20,534	$20,534
Notes receivable from parent	$986,063	$986,063
     Fair Value Measurements
     On January 1, 2008, we adopted SFAS No. 157, “Fair Value Measurements” for our assets and liabilities which are measured at fair value on a recurring basis (our commodity derivatives). Upon applying SFAS No. 157, we changed our valuation methodology to consider nonperformance risk in estimating fair value of our liabilities. Applying SFAS No. 157 did not materially impact our consolidated balance sheet. In February 2008, the FASB issued Financial Staff Position (FSP) FAS 157-2 permitting entities to delay application of SFAS No. 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). On January 1, 2009, we adopted SFAS No. 157 fair value requirements for nonfinancial assets and nonfinancial liabilities, such as long-lived assets measured at fair value for impairment purposes and initial measurement of fair value for asset retirement obligations, that are not recognized or disclosed at fair value on a recurring basis when such value measurements are required. Adopting SFAS No. 157 at January 1, 2009 did not impact our consolidated balance sheet. Upon adopting SFAS No. 157, we applied a prospective transition as we did not have financial instrument transactions that required a cumulative-effect adjustment to beginning retained earnings.
     Fair value is the price that would be received in the sale of an asset or the amount paid to transfer a liability in an orderly transaction between market participants (an exit price) at the measurement date. Fair value is a market-based measurement from the perspective of a market participant. We use market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation. These inputs can be readily observable, market corroborated, or unobservable. We primarily apply a market approach for recurring fair value measurements using the best available information while utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.
     SFAS No. 157 establishes a fair-value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). We classify fair-value balances based on the observability of those inputs. The three levels of the fair-value hierarchy are as follows:
•	Level 1 — Quoted prices in active markets for identical assets or liabilities that we have the ability to access. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 — Inputs are other than quoted prices in active markets included in Level 1, that are either directly or indirectly observable. These inputs are either directly observable in the marketplace or indirectly observable through corroboration with market data for substantially the full contractual term of the asset or liability being measured.

•	Level 3 — Includes inputs that are not observable for which there is little, if any, market activity for the asset or liability being measured. These inputs reflect management’s best estimate of the assumptions market participants would use in determining fair value. Our Level 3 consists of instruments valued with valuation methods that utilize unobservable pricing inputs that are significant to the overall fair value.

     In valuing certain contracts, the inputs used to measure fair value may fall into different levels of the fair-value hierarchy. For disclosure purposes, assets and liabilities are classified in their entirety in the fair-value hierarchy level based on the lowest level of input that is significant to the overall fair value measurement. Our assessment of the significance of a particular input to the fair-value measurement requires judgment and may affect the placement within the fair-value hierarchy levels.
     At December 31, 2008 we had no assets or liabilities measured at fair value on a recurring basis. At December 31, 2007, our only assets or liabilities measured at fair value on a recurring basis were derivative assets and liabilities, and these were contracted entirely with Williams. These commodity-based financial swap contracts were classified as Level 3 valuations.
     The following table sets forth a reconciliation of changes in the fair value of net derivatives classified as Level 3 in the fair-value hierarchy for the twelve months ended December 31, 2008.
Level 3 Fair-Value Measurements Using Significant Unobservable Inputs
Twelve Months Ended December 31, 2008
(In thousands)

Net Derivative
Asset (Liability)
Balance as of January 1, 2008	$(2,487)
Gains (losses) recognized in earnings: Hedge ineffectiveness	(200)
Reclassification from other comprehensive income	416
Unrealized gains (losses) deferred in other comprehensive income, net of amounts reclassified	2,487
Gains (losses) realized in settlements	(216)
Purchases, issuances and transfers in/(out) of Level 3	—

Balance as of December 31, 2008	$—

Note 11. Long-Term Incentive Plan
     We maintain the Williams Partners GP LLC Long-Term Incentive Plan (the Plan) for employees, consultants, and directors who perform services for us. The Plan permits the granting of awards covering an aggregate of 700,000 common units of the Partnership. These awards may be in the form of options, restricted units, phantom units or unit appreciation rights.
     During 2008, we granted 2,724 restricted units pursuant to the Plan to members of our board of directors who are not officers or employees. These restricted units vested 180 days from the grant date.
Note 12. Commitments and Contingencies
     Commitments. Commitments for goods and services used in our operations and for construction and acquisition of property, plant and equipment are approximately $16.0 million at December 31, 2008.
     In January 2009, we entered into a 5-year Master Compression Services Contract with Exterran Holdings, Inc. Under the agreement, Exterran will provide compressor units including operations and maintenance services. Payments under this agreement will vary depending upon the extent and amount of compressors needed to meet producer service requirements and are expected to approximate $24.0 million in 2009.
     Environmental Matters-Four Corners. Current federal regulations require that certain unlined liquid containment pits located near named rivers and catchment areas be taken out of use, and current state regulations required all unlined, earthen pits to be either permitted or closed by December 31, 2005. Operating under a New Mexico Oil Conservation Division-approved work plan, we have physically closed all of our pits that were slated for closure under those regulations. We are presently awaiting agency approval of the closures for 40 to 50 of those pits. We are also a participant in certain hydrocarbon removal and groundwater monitoring activities associated with certain well sites in New Mexico. Of nine remaining active sites, product removal is ongoing at four and groundwater monitoring is ongoing at each site. As groundwater concentrations reach and sustain closure criteria levels and state regulator approval is received, the sites will be properly abandoned. We expect the remaining sites will be closed within four to seven years.

     In April 2007, the New Mexico Environment Department’s Air Quality Bureau (NMED) issued a Notice of Violation (NOV) that alleges various emission and reporting violations in connection with our Lybrook gas processing plant’s flare and leak detection and repair program. The NMED proposed a penalty of approximately $3 million. In July 2008, the NMED issued a NOV that alleged air emissions permit exceedances for three glycol dehydrators at our Pump Mesa central delivery point compressor facility and proposed a penalty of approximately $103,000. We are discussing the basis for and scope of the calculation of the proposed penalty with the NMED.
     In March 2008, the Environmental Protection Agency (EPA) proposed a penalty of $370,000 for alleged violations relating to leak detection and repair program delays at our Ignacio gas plant in Colorado and for alleged permit violations at one of our compressor stations. We met with the EPA and are exchanging information in order to resolve the issues.
     We have accrued liabilities totaling $1.5 million at December 31, 2008 for these environmental activities. It is reasonably possible that we will incur costs in excess of our accrual for these matters. However, a reasonable estimate of such amounts cannot be determined at this time because actual costs incurred will depend on the actual number of contaminated sites identified, the amount and extent of contamination discovered, the final cleanup standards mandated by governmental authorities, negotiations with the applicable agencies, and other factors.
     We are subject to extensive federal, state and local environmental laws and regulations which affect our operations related to the construction and operation of our facilities. Appropriate governmental authorities may enforce these laws and regulations with a variety of civil and criminal enforcement measures, including monetary penalties, assessment and remediation requirements and injunctions as to future compliance. We have not been notified and are not currently aware of any material noncompliance under the various applicable environmental laws and regulations.
     Environmental Matters-Conway. We are a participant in certain environmental remediation activities associated with soil and groundwater contamination at our Conway storage facilities. These activities relate to four projects that are in various remediation stages including assessment studies, cleanups and/or remedial operations and monitoring. We continue to coordinate with the Kansas Department of Health and Environment (KDHE) to develop screening, sampling, cleanup and monitoring programs. The costs of such activities will depend upon the program scope ultimately agreed to by the KDHE and are expected to be paid over the next two to six years. At December 31, 2008, we had accrued liabilities totaling $3.3 million for these costs. It is reasonably possible that we will incur losses in excess of our accrual for these matters. However, a reasonable estimate of any such amounts cannot be determined at this time because actual costs incurred will depend on the actual number of contaminated sites identified, the amount and extent of contamination discovered, the final cleanup standards mandated by KDHE and other governmental authorities and other factors.
     Will Price. In 2001, we were named, along with other subsidiaries of Williams, as defendants in a nationwide class action lawsuit in Kansas state court that had been pending against other defendants, generally pipeline and gathering companies, since 2000. The plaintiffs alleged that the defendants have engaged in mismeasurement techniques that distort the heating content of natural gas, resulting in an alleged underpayment of royalties to the class of producer plaintiffs and sought an unspecified amount of damages. The defendants have opposed class certification and a hearing on the plaintiffs’ second motion to certify the class was held on April 1, 2005. We are awaiting a decision from the court. The amount of any possible liability cannot be reasonably estimated at this time.
     Grynberg. In 1998, the U.S. Department of Justice informed Williams that Jack Grynberg, an individual, had filed claims on behalf of himself and the federal government in the United States District Court for the District of Colorado under the False Claims Act against Williams and certain of its wholly owned subsidiaries and us. The claims sought an unspecified amount of royalties allegedly not paid to the federal government, treble damages, a civil penalty, attorneys’ fees and costs. Grynberg has also filed claims against approximately 300 other energy companies alleging that the defendants violated the False Claims Act in connection with the measurement, royalty valuation and purchase of hydrocarbons. In 1999, the Department of Justice announced that it would not intervene in any of the Grynberg cases. Also in 1999, the Panel on Multi-District Litigation transferred all of these cases, including those filed against us, to the federal court in Wyoming for pre-trial purposes. The District Court dismissed all claims against us. The matter is on appeal to the Tenth Circuit Court of Appeals. The amount of any possible liability cannot be reasonably estimated at this time.
     GEII Litigation. General Electric International, Inc. (GEII) worked on turbines at our Ignacio, New Mexico plant. We disagree with GEII on the quality of GEII’s work and the appropriate compensation. GEII asserts that it is entitled to additional extra work charges under the agreement, which we deny are due. In 2006, we filed suit in federal court in Tulsa, Oklahoma against GEII, GE Energy Services, Inc., and Qualified Contractors, Inc. We alleged, among other claims, breach of contract, breach of the duty of good faith and fair dealing, and negligent misrepresentation and sought unspecified damages. In 2007, the defendants and GEII filed counterclaims in the amount of $1.9 million against us that alleged breach of contract and breach of the duty of good faith and fair dealing. Trial has been set for July 2009.

     Other. We are not currently a party to any other legal proceedings but are a party to various administrative and regulatory proceedings that have arisen in the ordinary course of our business.
     Summary. Litigation, arbitration, regulatory matters and environmental matters are subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the ruling occurs. Management, including internal counsel, currently believes that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage, recovery from customers or other indemnification arrangements, will not have a material adverse effect upon our liquidity or financial position.
Note 13. Segment Disclosures
     Our reportable segments are strategic business units that offer different products and services. The segments are managed separately because each segment requires different industry knowledge, technology and marketing strategies. The accounting policies of the segments are the same as those described in Note 3, Summary of Significant Accounting Policies. Long-lived assets are comprised of property, plant and equipment.

	Gathering &	Gathering &
	Processing	Processing	NGL
	West	Gulf	Services	Total
	(In thousands)
December 31, 2008:
Segment assets	$1,248,110	$379,060	$127,315	$1,754,485
Other assets and eliminations				(462,666)

Total assets				$1,291,819

Equity method investments	$277,707	$184,466	$—	$462,173
Additions to long-lived assets	$36,833	$—	$9,020	$45,853
[End of Williams Partners GP LLC Consolidated Balance Sheets as of December 31, 2008]

WILLIAMS PARTNERS GP LLC
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$90,235	$116,165
Accounts receivable:
Trade	15,048	16,279
Affiliate	12,967	11,652
Other	1,392	2,919
Product imbalance	7,241	6,344
Prepaid expenses	9,708	4,102
Other current assets	4,887	3,642

Total current assets	141,478	161,103
Investment in Wamsutter	277,216	277,707
Investment in Discovery Producer Services	193,189	184,466
Gross property, plant and equipment	1,275,794	1,265,153
Less accumulated depreciation	(641,348)	(624,633)

Property, plant and equipment, net	634,446	640,520
Other noncurrent assets	26,507	28,023

Total assets	$1,272,836	$1,291,819

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable:
Trade	$22,270	$22,348
Affiliate	10,451	7,875
Product imbalance	5,791	8,926
Deferred revenue	14,459	4,916
Accrued interest	18,702	18,705
Other accrued liabilities	6,581	6,172

Total current liabilities	78,254	68,942
Long-term debt	1,000,000	1,000,000
Environmental remediation liabilities	2,085	2,321
Other noncurrent liabilities	13,973	13,699
Commitments and contingent liabilities (Note 7)
Equity:
Parent’s equity:
Parent’s equity	1,104,308	1,058,983
Accumulated other comprehensive income	57	—
Notes receivable — affiliate	(1,057,313)	(1,006,597)

Total parent’s equity	47,052	52,386
Noncontrolling interests in consolidated subsidiaries	131,472	154,471

Total equity	178,524	206,857

Total liabilities and equity	$1,272,836	$1,291,819

See accompanying notes to consolidated balance sheets.

WILLIAMS PARTNERS GP LLC
NOTES TO CONSOLIDATED BALANCE SHEETS
(Unaudited)
Note 1. Organization and Basis of Presentation
     Unless the context clearly indicates otherwise, references to “we,” “our,” “us” or like terms refer to Williams Partners GP LLC and include the operations of Williams Partners L.P. (the Partnership). We are a Delaware limited liability corporation and serve as the general partner of the Partnership. We currently own a 2% general partner interest, a 6% limited partner interest and incentive distribution rights in the Partnership. However, due to the substantive control granted to us by the partnership agreement we consolidate the Partnership. We are a wholly owned subsidiary of The Williams Companies, Inc. (Williams). Other subsidiaries of Williams own an additional 15% limited partner interest in the Partnership.
     The Partnership is a Delaware limited partnership. All of the Partnership’s activities are conducted through Williams Partners Operating LLC, an operating limited liability company (wholly owned by the Partnership).
     We are principally engaged in the business of gathering, transporting, processing and treating natural gas and fractionating and storing natural gas liquids (NGL). Operations of our businesses are located in the United States and are organized into three reporting segments: (1) Gathering and Processing-West, (2) Gathering and Processing-Gulf and (3) NGL Services. Our Gathering and Processing-West segment includes the Four Corners gathering and processing operations and our equity investment in Wamsutter LLC (Wamsutter). Our Gathering and Processing-Gulf segment includes the Carbonate Trend gathering pipeline and our 60% ownership interest in Discovery Producer Services LLC (Discovery). Our NGL Services segment includes the Conway fractionation and storage operations.
     The accompanying interim consolidated balance sheets do not include all the notes in our annual financial statements and, therefore, should be read in conjunction with the audited consolidated balance sheet and notes thereto included as Exhibit 99.2 in the Partnership’s Form 8-K, filed October 28, 2009, for the year ended December 31, 2008. The accompanying balance sheet includes all normal recurring adjustments that, in the opinion of management, are necessary to present fairly our financial position at June 30, 2009. We eliminated all intercompany accounts and transactions and reclassified certain amounts to conform to current classifications. We have evaluated our disclosure of subsequent events through the time of filing the Partnership’s Form 8-K with the Securities and Exchange Commission on October 28, 2009.
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated balance sheets and accompanying notes. Actual results could differ from those estimates.
Note 2. Recent Accounting Standards
     In August 2009, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2009-5, Fair Value Measurements and Disclosures Measuring Liabilities at Fair Value (Topic 820). This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more prescribed techniques. The amendments in this Update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. Additionally, this Update clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level 1 fair value measurements. The guidance provided in this Update is effective for the fourth quarter of 2009. Application of this Update is not expected to materially impact our Consolidated Balance Sheets.

Note 3. Equity Investments
     Wamsutter
     Summarized balance sheets for 100% of Wamsutter are presented below (in thousands):

	June 30,	December 31,
	2009	2008
	(Unaudited)
Current assets	$19,224	$17,147
Property, plant and equipment, net	360,230	318,072
Non-current assets	774	468
Current liabilities	(18,150)	(16,960)
Non-current liabilities	(4,476)	(4,353)

Members’ capital	$357,602	$314,374

     Discovery Producer Services
     Summarized balance sheets for 100% of Discovery are presented below (in thousands):

	June 30,	December 31,
	2009	2008
	(Unaudited)
Current assets	$63,400	$50,978
Non-current restricted cash and cash equivalents	—	3,470
Property, plant and equipment, net	370,704	370,482
Current liabilities	(39,734)	(45,234)
Non-current liabilities	(21,718)	(19,771)

Members’ capital	$372,652	$359,925

     In the second quarter of 2009, Discovery’s LLC agreement was amended to calculate available cash based on cash on hand at the end of the month preceding the end of each calendar quarter (e.g. May 31 for the second quarter) and to require distribution of available cash by the end of each calendar quarter. Prior to this amendment, Discovery calculated available cash based on cash on hand at the end of each calendar quarter and made the related distribution within 30 days of the end of each calendar quarter. The change in distribution timing will result in an extra distribution in 2009 to us from Discovery.
Note 4. Long-Term Debt and Credit Facilities
     Long-Term Debt
     Long-Term Debt at June 30, 2009 and December 31, 2008 is as follows:

	Interest	June 30,	December 31,
	Rate	2009	2008
	(In millions)
Credit agreement term loan, adjustable rate, due 2012	(a )	$250	$250
Senior unsecured notes, fixed rate, due 2017	7.25%	600	600
Senior unsecured notes, fixed rate, due 2011	7.50%	150	150

Total Long-term debt		$1,000	$1,000

(a)	1.3075% at June 30, 2009.
     Credit Facilities
     The Partnership has a $450.0 million senior unsecured credit agreement (Credit Agreement) with Citibank, N.A., as administrative agent, comprised initially of a $200.0 million revolving credit facility available for borrowings and letters of credit and a $250.0 million term loan. The parent company and certain affiliates of Lehman Brothers Commercial Bank, who is committed to fund up to $12.0 million of this credit facility, filed for bankruptcy in September 2008. The Partnership expects that their ability to borrow under this facility is reduced by this committed amount. The committed amounts of the other participating banks remain in effect and are not impacted by this reduction. However, debt covenants may restrict the full use of the credit facility. The Partnership must repay borrowings under the Credit Agreement by December 11, 2012. At June 30, 2009, the Partnership had a $250.0 million term loan outstanding under the term loan provisions and no amounts outstanding under the revolving credit facility. As a result of the Fitch Ratings downgrade of the Partnership’s senior unsecured debt rating from BB+ to BB, the Partnership’s applicable margin on the $250.0 million term loan increased 0.25% to 1.0% and the commitment fee on the unused capacity of the revolver increased 0.05% to 0.175%.
     The Credit Agreement contains various covenants that limit, among other things, the Partnership’s, and certain of its subsidiaries’, ability to incur indebtedness, grant certain liens supporting indebtedness, merge, consolidate, sell all or substantially of its assets or make distributions or other payments other than distributions of available cash under certain conditions. Significant financial covenants under the Credit Agreement include the following:
•	The Partnership is required to maintain a ratio of consolidated indebtedness to consolidated EBITDA (each as defined in the Credit Agreement) of no greater than 5.00 to 1.00 as of the last day of any fiscal quarter. This ratio may be increased in the case of an acquisition of $50.0 million or more, in which case the ratio will be 5.50 to 1.00 for the fiscal quarter in which the acquisition occurs and three fiscal quarter-periods following such acquisition. At June 30, 2009, the Partnership’s ratio of consolidated indebtedness to consolidated EBITDA, as calculated under this covenant, of approximately 3.83 is in compliance with this covenant.

•	The Partnership’s ratio of consolidated EBITDA to consolidated interest expense (as defined in the Credit Agreement) must be not less than 2.75 to 1.00 as of the last day of any fiscal quarter, unless the Partnership obtains an investment grade rating from Standard and Poor’s Ratings Services or Moody’s Investors Service and the rating from the other agency is not less than Ba1 or BB+, as applicable. At June 30, 2009, the Partnership’s ratio of consolidated EBITDA to consolidated interest expense, as calculated under this covenant, of approximately 4.26 is in compliance with this covenant.
     Inasmuch as the ratios are calculated on a rolling four-quarter basis, these ratios do not reflect a full-year impact of the lower earnings we experienced in the fourth quarter of 2008 and the first two quarters of 2009. In the event that, despite our efforts, the Partnership breaches it’s financial covenants causing an event of default, the lenders could, among other things, accelerate the maturity of any borrowings under the facility (including the Partnership’s $250.0 million term loan) and terminate their commitments to lend. There are no cross-default provisions in the indentures governing the Partnership’s senior unsecured notes; therefore, a default under the Credit Agreement would not cause a cross default under the indentures governing the senior unsecured notes.
     The Partnership also has a $20.0 million revolving credit facility with Williams as the lender. The facility is available exclusively to fund working capital requirements. Borrowings under the credit facility mature on June 20, 2010 with four one-year automatic extensions unless terminated by either party. The Partnership is required to and has reduced all borrowings under this facility to zero for a period of at least 15 consecutive days once each 12-month period prior to the maturity date of the facility. The Partnership pays a commitment fee to Williams on the unused portion of the credit facility of 0.125% annually. Interest on borrowings under the facility will be calculated upon a periodic fixed rate equal to a base rate plus an applicable margin, or the Eurodollar rate plus an applicable margin. As of June 30, 2009, the Partnership had no outstanding borrowings under the working capital credit facility.
Note 5. Financial Instruments and Fair Value Measurements
     Financial Instruments
     We used the following methods and assumptions to estimate the fair value of financial instruments.
     Cash and cash equivalents. The carrying amounts reported in the balance sheets approximate fair value due to the short-term maturity of these instruments.
     Long-term debt. The fair value of our publicly traded long-term debt is valued using indicative end-of-period traded bond market prices. We base the fair value of our private long-term debt on market rates and the prices of similar securities with similar terms and credit ratings. We consider our nonperformance risk in estimating fair value.
     Energy commodity swap agreements. We base the fair value of our swap agreements on prices of the underlying energy commodities over the contract life and contractual or notional volumes with the resulting expected future cash flows discounted to a present value using a risk-free market interest rate.

     Advances to affiliate. Our net advances to affiliate consist of an unsecured promissory note agreement with Williams for both advances to and from Williams. The carrying amount reported in the balance sheet approximates fair value as this instrument has an interest rate approximating market.
     Notes receivable from parent. The carrying amount of the notes receivable from Williams Energy Services, LLC reported in the balance sheet approximate fair value as these instruments have an interest rate approximating market.
     The following table summarizes our financial instruments:

	June 30, 2009		December 31, 2008
	Carrying	Fair	Carrying	Fair
Asset (Liability)	Amount	Value	Amount	Value
	(In thousands)
Cash and cash equivalents	$90,235	$90,235	$116,165	$116,165
Long-term debt	$(1,000,000)	$(934,869)	$(1,000,000)	$(825,289)
Energy commodity derivative assets	$76	$76	$—	$—
Energy commodity derivative liabilities	$(79)	$(79)	$—	$—
Advances to affiliate *	$31,190	$31,190	$20,534	$20,534
Notes receivable from parent *	$1,026,123	$1,026,123	$986,063	$986,063

*	These advances and notes are shown as Notes receivable — affiliate in the parent’s equity section of the Consolidated Balance Sheets.
     Fair Value Measurements
     Fair value is the amount received to sell an asset or the amount paid to transfer a liability in an orderly transaction between market participants (an exit price) at the measurement date. Fair value is a market-based measurement considered from the perspective of a market participant. We use market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation. These inputs can be readily observable, market corroborated, or unobservable. We primarily apply a market approach for recurring fair value measurements using the best available information while utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.
     The fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). We classify fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:
•	Level 1 — Quoted prices in active markets for identical assets or liabilities that we have the ability to access. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

•	Level 2 — Inputs are other than quoted prices in active markets included in Level 1, that are either directly or indirectly observable. These inputs are either directly observable in the marketplace or indirectly observable through corroboration with market data for substantially the full contractual term of the asset or liability being measured.

•	Level 3 — Includes inputs that are not observable for which there is little, if any, market activity for the asset or liability being measured. These inputs reflect management’s best estimate of the assumptions market participants would use in determining fair value. Our Level 3 consists of instruments valued using valuation methods that utilize unobservable pricing inputs that are significant to the overall fair value.
     In valuing certain contracts, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. For disclosure purposes, assets and liabilities are classified in their entirety in the fair value hierarchy level based on the lowest level of input that is significant to the overall fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy levels.
     At June 30, 2009 all of our derivative assets and liabilities which are valued at fair value are included in Level 3 and include $0.1 million of energy commodity derivative assets and $0.1 million of energy commodity derivative liabilities. These derivatives include commodity-based financial swap contracts.

     The determination of fair value for our assets and liabilities also incorporates the time value of money and various credit risk factors which can include the credit standing of the counterparties involved, master netting arrangements, the impact of credit enhancements (such as collateral posted and letters of credit) and our nonperformance risk on our liabilities.
     The following table sets forth a reconciliation of changes in the fair value of net derivatives classified as Level 3 in the fair value hierarchy for the six months ended June 30, 2009.
Level 3 Fair Value Measurements Using Significant Unobservable Inputs
Six Months Ended June 30, 2009
(In thousands)

Net Derivative Asset
(Liability)
Beginning balance	$—
Realized and unrealized gains (losses):
Included in net income	(79)
Included in other comprehensive income	76
Purchases, issuances, and settlements	—
Transfers in/(out) of Level 3	—

Ending balance	$(3)

Note 6. Energy Commodity Derivatives
     Risk Management Activities
     We are exposed to market risk from changes in energy commodity prices within our operations. Our Four Corners operation receives NGLs as compensation for certain processing services and purchases natural gas to satisfy the required fuel and shrink replacement needed to extract these NGLs. To reduce exposure to a decrease in revenues from fluctuations in NGL market prices or increases in costs and operating expenses from fluctuations in natural gas market prices, we may enter into NGL or natural gas swap agreements, financial or physical forward contracts, and financial option contracts to mitigate these commodity price risks.
     Certain of these derivatives utilized for risk management purposes have been designated as cash flow hedges under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” while other derivatives have not been designated as hedges. Our cash flow hedges are expected to be highly effective in offsetting cash flows attributable to the hedged risk during the term of the hedge. However, ineffectiveness may be recognized primarily as a result of location differences between the hedging derivative and the hedged item. Changes in the fair value of our cash flow hedges, to the extent effective, are deferred in other comprehensive income and are reclassified into earnings in the same period or periods in which the hedged forecasted purchases or sales affect earnings, or when it is probable that the hedged forecasted transaction will not occur by the end of the originally specified time period.
     Additionally, we have elected the normal purchases and normal sales exception for certain short-term physical natural gas purchases executed to hedge our fuel and shrink replacement costs. Under this exception, any change in the fair value of these derivatives is not reflected on the balance sheet since we made the election at the inception of these contracts.

     Volumes
     Our energy commodity derivatives are comprised of both contracts to purchase natural gas and contracts to sell NGLs at a fixed location price. The following table depicts the notional volumes in our commodity derivatives portfolio as of June 30, 2009.

	Period	Volumes
Designated as hedging instruments:
NGL sales — ethane (million gallons)	July-September 2009	16.4
Not designated as hedging instruments:
Natural gas purchases (million British thermal units per day)	July-September 2009	12,500
     All of the derivatives that are not designated as hedging instruments are accounted for under the normal purchase normal sales exception discussed above.
     Financial Statement Presentation
     The following table presents the fair value of our energy commodity derivatives designated as hedging instruments and presented in our Consolidated Balance Sheet as Other current assets and Other accrued liabilities as of June 30, 2009. There are no derivatives recognized on the Consolidated Balance Sheet that have not been designated as hedging instruments. The fair value amounts are presented on a gross basis and do not reflect the netting of asset and liability positions permitted under the terms of our master netting arrangements.

	Assets	Liabilities
	(In thousands)
NGL swaps	$76	$79
     Credit-Risk-Related Features
     Our NGL financial swap contracts and our natural gas purchase contracts are with Williams Gas Marketing, Inc., a wholly owned subsidiary of Williams. These agreements do not contain any provisions that require us to post collateral related to net liability positions.
Note 7. Commitments and Contingencies
     Environmental Matters-Four Corners. Current federal regulations require that certain unlined liquid containment pits located near named rivers and catchment areas be taken out of use, and current state regulations required all unlined, earthen pits to be either permitted or closed by December 31, 2005. Operating under a New Mexico Oil Conservation Division-approved work plan, we have physically closed all of our pits that were slated for closure under those regulations. We are presently awaiting agency approval of the closures for 40 to 50 of those pits. We are also a participant in certain hydrocarbon removal and groundwater monitoring activities associated with certain well sites in New Mexico. Of nine remaining active sites, product removal is ongoing at four and groundwater monitoring is ongoing at each site. As groundwater concentrations reach and sustain closure criteria levels and state regulator approval is received, the sites will be properly abandoned. We expect the remaining sites will be closed within four to seven years.
     In April 2007, the New Mexico Environment Department’s Air Quality Bureau (NMED) issued a notice of violation (NOV) that alleges various emission and reporting violations in connection with our Lybrook gas processing plant’s flare and leak detection and repair program. In December 2007, the NMED proposed a penalty of approximately $3 million. In July 2008, the NMED issued an NOV that alleged air emissions permit exceedances for three glycol dehydrators at one of our compressor facilities and proposed a penalty of approximately $103,000. We are discussing the proposed penalties with the NMED.
     In March 2008, the Environmental Protection Agency (EPA) proposed a penalty of $370,000 for alleged violations relating to leak detection and repair program delays at our Ignacio gas plant in Colorado and for alleged permit violations at a compressor station. We met with the EPA and are exchanging information in order to resolve the issues.
     We have accrued liabilities totaling $1.4 million at June 30, 2009 for these environmental activities. It is reasonably possible that we will incur costs in excess of our accrual for these matters. However, a reasonable estimate of such amounts cannot be determined at this time because actual costs incurred will depend on the actual number of contaminated sites identified, the amount and extent of contamination discovered, the final cleanup standards mandated by governmental authorities, negotiations with the applicable agencies, and other factors.
     Environmental Matters-Conway. We are a participant in certain environmental remediation activities associated with soil and groundwater contamination at our Conway storage facilities. These activities relate to four projects that are in various remediation stages including assessment studies, cleanups and/or remedial operations and monitoring. We continue to coordinate with the Kansas Department of Health and Environment (KDHE) to develop screening, sampling, cleanup and monitoring programs. The costs of such activities will depend upon the program scope ultimately agreed to by the KDHE and are expected to be paid over the next two to six years. At June 30, 2009, we had accrued liabilities totaling $3.2 million for these costs. It is reasonably possible that we will incur costs in excess of our accrual for these matters. However, a reasonable estimate of such amounts cannot be determined at this time because actual costs incurred will depend on the actual number of contaminated sites identified, the amount and extent of contamination discovered, the final cleanup standards mandated by KDHE and other governmental authorities and other factors.
     Will Price. In 2001, we were named, along with other subsidiaries of Williams, as defendants in a nationwide class action lawsuit in Kansas state court that had been pending against other defendants, generally pipeline and gathering companies, since 2000. The plaintiffs alleged that the defendants have engaged in mismeasurement techniques that distort the heating content of natural gas, resulting in an alleged underpayment of royalties to the class of producer plaintiffs and sought an unspecified amount of damages. The defendants have opposed class certification and on September 18, 2009, the court denied plaintiffs’ most recent motion to certify the class. On October 2, 2009, the plaintiffs filed a motion for reconsideration of the denial. We are awaiting a decision from the court. The amount of any possible liability cannot be reasonably estimated at this time.
     Grynberg. In 1998, the Department of Justice (DOJ) informed Williams that Jack Grynberg, an individual, had filed claims on behalf of himself and the federal government, in the United States District Court for the District of Colorado under the False Claims Act against Williams, certain of its subsidiaries (including us) and approximately 300 other energy companies. The claims sought an unspecified amount of royalties allegedly not paid to the federal government, treble damages, a civil penalty, attorneys’ fees, and costs. In 1999, the DOJ announced that it would not intervene in any of the Grynberg cases. Also in 1999, the Panel on Multi-District Litigation transferred all of these cases, including those filed against us, to the federal court in Wyoming for pre-trial purposes. The District Court dismissed all claims against Williams and its subsidiaries, including us. On March 17, 2009, the Tenth Circuit Court of Appeals affirmed the District Court’s dismissal. On October 5, 2009, the United States Supreme Court denied Grynberg’s petition for a writ of certiorari requesting review of the Tenth Circuit Court of Appeal’s ruling. This matter is concluded.
     GEII Litigation. General Electric International, Inc. (GEII) worked on turbines at our Ignacio, New Mexico plant. We disagree with GEII on the quality of GEII’s work and the appropriate compensation. GEII asserts that it is entitled to additional extra work charges under the agreement, which we deny are due. In 2006, we filed suit in federal court in Tulsa, Oklahoma against GEII, GE Energy Services, Inc., and Qualified Contractors, Inc. We alleged, among other claims, breach of contract, breach of the duty of good faith and fair dealing, and negligent misrepresentation and sought unspecified damages. In 2007, the defendants and GEII filed counterclaims in the amount of $1.9 million against us that alleged breach of contract and breach of the duty of good faith and fair dealing. Trial has been set for January 2010.
     Other. We are not currently a party to any other legal proceedings but are a party to various administrative and regulatory proceedings that have arisen in the ordinary course of our business.
     Summary. Litigation, arbitration, regulatory matters and environmental matters are subject to inherent uncertainties. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations in the period in which the ruling occurs. Management, including internal counsel, currently believes that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage, recovery from customers or other indemnification arrangements, will not have a material adverse effect upon our future liquidity or financial position.